77Q1

(a) Amendments to Registrant's Articles of Incorporation:

1. Articles Supplementary dated June 21, 2004, filed herewith as Exhibit 77Q1(a) 1.

 2. Articles Supplementary dated August 2, 2004 incorporated by reference to Registrant's Post-Effective Amendment No. 83 on Form N-1A, filed on August 4, 2004, Accession No. 0000356476-04-000076.

(e) New/amended sub-advisory agreements

1. Salomon Brothers Asset Management Company, Inc. incorporated by reference to Registrant's Post-Effective Amendment No. 83 on Form N-1A, filed on August 4, 2004, Accession No. 0000356476-04-000076.

2. T. Rowe Price Associates, Inc. incorporated by reference to Registrant's Post-Effective Amendment No. 83 on Form N-1A, filed on August 4, 2004, Accession No. 0000356476-04-000076.

3. Janus Capital Management, LLC incorporated by reference to Registrant's Post-Effective Amendment No. 83 on Form N-1A, filed on August 4, 2004, Accession No. 0000356476-04-000076.

4. Form of sub-advisory agreement with Standish Mellon Asset Management Company, filed herewith as Exhibit 77Q1(e) 4.

                               Exhibit 77Q1(a) 1.

                          ARTICLES SUPPLEMENTARY TO THE
                          ARTICLES OF INCORPORATION OF
                             MAXIM SERIES FUND, INC.


     Maxim Series Fund, Inc., a Maryland corporation having its principal office in the City of Greenwood Village, Colorado (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: That pursuant to the authority contained in Article V of the Articles of Incorporation of the Corporation, and in accordance with Section 2-105(c) of the Maryland General Corporation Law, on June 16, 2004, the Board of Directors of the Corporation (the "Board") approved, ratified and confirmed all prior changes to the number of authorized shares of capital stock allocated to each class of Common Stock of the Corporation, as reflected in the Corporation's charter as heretofore amended, corrected or supplemented, and further increased or decreased the number of authorized but unissued shares of capital stock allocated to each class of Common Stock of the Corporation by such number, if any, as necessary so that, both as of immediately before the increase or decrease and as so increased or decreased, (i) the total number of shares of stock of all classes that the Corporation has authority to issue is Eight Billion (8,000,000,000) shares, (ii) the number of shares of stock of each class is as set forth in the table below, (iii) the par value of the shares of stock of each class is Ten Cents ($0.10) per share, and (vi) the aggregate par value of all the shares of all classes is Eight Hundred Million Dollars ($800 million).

                                                                                    Authorized Shares
                                                                                      (In Millions)

       Class of Common Stock                                                       Before        After
       Large-Cap Growth Portfolio                                                          0            0
       Maxim Aggressive Profile I Portfolio                                              150          150
       Maxim Aggressive Profile II Portfolio                                             200          200
       Maxim Ariel Mid-Cap Value Portfolio                                               150          150
       Maxim Ariel Small-Cap Value Portfolio                                             300          300
       Maxim Bond Portfolio                                                              120            0
       Maxim Bond Index Portfolio                                                        200          200
       Maxim Conservative Profile I Portfolio                                            150          150
       Maxim Conservative Profile II Portfolio                                           150          150
       Maxim Federated Bond Portfolio                                                    150          150
       Maxim Founders Growth & Income Portfolio                                           70            0
       Maxim Global Bond Portfolio                                                       100          100
       Maxim Growth Index Portfolio                                                      250          250
       Maxim Index 400 Portfolio                                                         100            0
       Maxim Index 600 Portfolio                                                         100          100
       Maxim Index European Portfolio                                                     50            0
       Maxim Index Pacific Portfolio                                                      50            0
       Maxim INVESCO Balanced Portfolio                                                  120            0
       Maxim INVESCO ADR Portfolio                                                       180          180
       Maxim Janus High Yield Bond Portfolio                                             150          150
       Maxim Janus Large Cap Growth Portfolio                                            150          150
       Maxim JP Morgan Growth & Income Portfolio                                           1            0
       Maxim Loomis Sayles Bond Portfolio                                                250          250
       Maxim Loomis Sayles Small-Cap Value Portfolio                                     200          200
       Maxim MFS(R) International Growth Portfolio                                       150          150
       Maxim MFS(R) Small-Cap Growth Portfolio                                           200          200
       Maxim Moderate Profile I Portfolio                                                150          150
       Maxim Moderate Profile II Portfolio                                               200          200
       Maxim Moderately Aggressive Profile I Portfolio                                   130          130
       Maxim Moderately Aggressive Profile II Portfolio                                  150          150
       Maxim Moderately Conservative Profile I Portfolio                                 150          150
       Maxim Moderately Conservative Profile II Portfolio                                150          150
       Maxim Money Market Portfolio                                                     1100         1100
       Maxim S&P 500 Index(R) Portfolio                                                  200          200
       Maxim Short Duration Bond Portfolio                                               200          200
       Maxim Stock Index Portfolio                                                       300          300
       Maxim T. Rowe Price Equity/Income Portfolio                                       400          400
       Maxim T. Rowe Price MidCap Growth Portfolio                                       230          230
       Maxim Templeton International Equity Portfolio                                    200          200
       Maxim U.S. Government Mortgage Securities Portfolio                               250          250
       Maxim U.S. Government Securities Portfolio                                        200          200
       Maxim Value Index Portfolio                                                       149          150
       Total Return Portfolio                                                              0            0

                Unclassified Capital Stock:                                              150          610

                Total:                                                                  8000         8000

     SECOND: That the description of each of the aforementioned classes of Common Stock, including the powers, preferences and rights, and qualifications, restrictions and limitations thereof, is as set forth in Articles V of the Articles of Incorporation.

     THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     FOURTH: The total number of shares of capital stock that the Corporation has authority to issue has not been increased or decreased by the Board in the aggregate. The number of shares of capital stock allocated to each class of capital stock of the Corporation has been increased or decreased by the Board under the authority contained in Corporation's Charter and in accordance with
Section 2-105(c) of the Maryland General Corporation Law.

     IN WITNESS WHEREOF, Maxim Series Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman and President and attested by its Secretary this 21st day of June, 2004, and the undersigned Officers acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein are true in all material respects, and that this statement is made under the penalties of perjury.


ATTEST:.. MAXIM SERIES FUND, INC.


By:  /s/ Beverly A. Byrne               By:    /s/ W.T. McCallum
Name:....Beverly A. Byrne               Name:    W.T. McCallum
Title:...Secretary                               Title:   Chairman and President

                               Exhibit 77Q1(e) 4.

                             SUB-ADVISORY AGREEMENT


     SUB-ADVISORY AGREEMENT (herein "the Agreement" or "this Agreement") made this _________ day of _______________, 2004 by and between GW Capital Management, LLC, a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 ("the Adviser"), Standish Mellon Asset Management Company LLC, a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 ("the Sub-adviser"), and Maxim Series Fund, Inc., a Maryland corporation and an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended ("Maxim" and the "1940 Act"), this Agreement embodying the arrangement whereby the Sub-adviser will act as an investment adviser to the Maxim Global Bond Portfolio (the "Portfolio"), in conjunction with the Adviser, as follows:


                                    ARTICLE I
                                    Preamble

     Maxim entered into an Investment Advisory Agreement with the Adviser, a copy of which is attached hereto as Appendix A. This advisory agreement and all amendments thereto are hereinafter referred to as "the GW Agreement." In the GW Agreement, the Adviser agreed to act as adviser to and manager of Maxim. In that capacity it agreed to manage the investment and reinvestment of the assets of any Portfolio of Maxim in existence or created in the future and to administer Maxim's affairs. The Adviser wishes to obtain assistance with respect to its aforesaid advisory and management role with respect to the Portfolio only to the extent described herein, and Maxim by this Agreement agrees to such arrangement.

         The Sub-adviser is registered as an investment adviser and regulated by the United States Securities and Exchange Commission in the conduct of its investment business. The Sub-adviser is authorized under the Investment Advisers Act of 1940, as amended, to provide discretionary management and investment advisory services.

         The services provided by the Sub-adviser under this agreement will be covered by the provisions of the Investment Advisers Act of 1940.


                                   ARTICLE II
                            Duties of the Sub-adviser

..........The Adviser hereby employs the Sub-adviser to act with the Adviser as investment advisers to and managers of the Portfolio, and, subject to the review of the Board of Directors of Maxim ("the Board"), to manage the investment and reinvestment of the assets of the Portfolio and to administer its affairs, for the period and on the terms and conditions set forth in this Agreement. The Sub-adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Sub-adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized by this Agreement or otherwise, have no authority to act for or represent Maxim in any way or otherwise be deemed an agent of Maxim.

A. Investment Sub-Advisory Services.

         In carrying out its obligations to assist in managing the investment and reinvestment of the assets of the Portfolio, the Sub-adviser shall, when appropriate and consistent with the limitations set forth in Section B hereof:

                  (a) perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Portfolio;

                  (b) consult with the Adviser and with the Board and furnish to the Adviser and the Board recommendations with respect to an overall investment plan for the Portfolio for approval, modification, or rejection by the Board;

                  (c) seek out specific investment opportunities for the Portfolio, consistent with an overall investment plan approved by the Adviser and the Board;

                  (d) take such steps as are necessary to implement any overall investment plan approved by the Board for the Portfolio, including making and carrying out decisions to acquire or dispose of permissible investments as set forth in Maxim's Registration Statement, management of investments and any other property of the Portfolio, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments, consulting as appropriate with the Adviser;

                  (e) regularly report to the Adviser and the Board with respect to the implementation of any approved overall investment plan and any other activities in connection with management of the assets of the Portfolio;

                  (f) communicate as appropriate to the Adviser the purchases and sales within the Portfolio;

                  (g) arrange with the applicable broker or dealer at the time of the purchase or sale of investments or other assets of the Portfolio for the appropriate delivery of the investment or other asset;

                  (h) report monthly in writing to the Adviser and report at least annually in person to the Board with respect to the implementation of the approved investment plan and any other activities in connection with management of the assets of the Portfolio;

                  (i) maintain all records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments or other assets of the Portfolio required to be maintained by Sub-adviser;

                  (j) arrange with the Investment Operations Department of the Adviser an administrative process which permits the Adviser to appropriately reflect in its daily determination of unit values, the expenses that will be borne directly by the Portfolio and which are incurred as a result of providing investment management services to the Portfolio; and

                  (k) assist in the coordination of all matters relating to the functions of the custodian of the Portfolio, including the delivery of oral and written instructions to such custodian in connection with the services of Sub-adviser described herein.

         In connection with the rendering of the services required to be provided by the Sub-adviser under this Agreement, the Sub-adviser may, to the extent it deems appropriate and subject to compliance with the requirements of applicable laws and regulations, and upon receipt of written approval of Maxim, make use of its affiliated companies, if any, and their employees; provided that the Sub-adviser shall supervise and remain fully responsible for all such services in accordance with and to the extent provided by this Agreement.

         It is understood that any information or recommendation supplied by the Sub-adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser in connection with the Portfolio.

         The Adviser will continue to provide all of the services described in the GW Agreement other than the services described above which have been delegated to the Sub-adviser in this Agreement.

         If, in the judgment of the Sub-adviser, the Portfolio would be benefited by supplemental investment research from other persons or entities, outside the context of brokerage transactions referred to in Article IV hereof, the Sub-adviser is authorized to obtain, and pay at its own expense, for such information.

         All assets of the Portfolio will be held by the Custodian. The Sub-adviser will not hold or take responsibility for any money or assets belonging to the Adviser or to

Maxim or to the Portfolio.

B. Limitations on Advisory Services.

         The Sub-adviser shall perform the services under this Agreement subject to the review of the Adviser and the Board and in a manner consistent with the investment objectives, policies, and restrictions of Maxim as stated in its Registration Statement, as amended from time to time, filed with the Securities and Exchange Commission, its Articles of Incorporation and Bylaws, as amended from time to time, and the provisions of the 1940 Act.

         Maxim has furnished or will furnish the Sub-adviser with copies of Maxim's Registration Statement, Prospectus, Articles of Incorporation, and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish the Sub-adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Sub-adviser will be entitled to rely on all documents furnished by Maxim.



                                   ARTICLE III
                         Compensation of the Sub-adviser

         A. Investment Advisory Fee.

The Adviser, and not Maxim, will pay the "NAV Fee", set forth in Schedule A, on the last day of each month as monthly compensation to the Sub-adviser for the services rendered by the Sub-adviser with respect to the Portfolio. These fees are based on an annual percentage of the total of assets of the Portfolio.

         B. Allocation of Expenses.

         The Sub-adviser shall be responsible for all expenses incurred in performing the services set forth in Article II hereof. These expenses include only the costs incurred in providing sub-advisory services pursuant to this Agreement (such as compensating and furnishing office space for officers and employees of the Sub-adviser connected with investment and economic research, trading (excluding brokerage commissions, dealer spreads and exchange and other transaction-based fees), and investment management of the Portfolio).

         As described in the GW Agreement, Maxim and/or the Adviser pays all other expenses incurred in the operation of the Portfolio and all of its general administrative expenses.



                                   ARTICLE IV
                      Portfolio Transactions and Brokerage

         The Sub-adviser agrees to determine the securities to be purchased or sold by the Portfolio, subject to the provisions of Article II regarding coordination with and supervision by the Adviser and Maxim's Board of Directors, and to place orders pursuant to its determinations, either directly with the issuer, with any broker dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Sub-adviser, subject to the following limitations.

         The Sub-adviser is authorized to select the brokers or dealers that will execute the purchases and sales of Portfolio securities for the Portfolio and will use its best efforts to obtain the most favorable net results and execution of the Portfolio's orders, taking into account all appropriate factors, including price, dealer spread or commission, if any, size of the transaction, difficulty of the transaction, and potentiality of market movement.

         The Sub-adviser is specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause Maxim to pay a member of a securities exchange or any other securities broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-adviser's over-all responsibilities with respect to the accounts as to which it exercises investment discretion (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934). The Sub-adviser shall regularly report to the Adviser and the Board with respect to the brokerage commissions incurred by the Portfolio for the purchases and sales of its Portfolio securities. The Adviser and the Board will review the amount of such brokerage commissions and consult with the Sub-adviser in that regard.



                                    ARTICLE V
                          Activities of the Sub-adviser

         The services of the Sub-adviser to the Adviser and Maxim under this Agreement are not to be deemed exclusive and the Sub-adviser will be free to render similar services to others so long as the Sub-adviser fulfills its rights and obligations under this Agreement. It is understood that Directors, officers, employees and shareholders of Maxim are or may become interested in the Sub-adviser, as Directors, officers, employees or shareholders or otherwise, and that Directors, officers, employees or shareholders of the Sub-adviser are or may become similarly interested in Maxim, and that the Sub-adviser is or may become interested in Maxim as shareholder or otherwise.

         It is agreed that the Sub-adviser may use any supplemental investment research obtained for the benefit of the Portfolio in providing investment advice to its other investment advisory accounts. The Sub-adviser or its affiliates may use such information in managing their own accounts. Conversely, such supplemental information obtained by the Sub-adviser for the benefit of the Sub-adviser or other entities advised by the Sub-adviser may be considered by and may be useful to the Sub-adviser in carrying out its obligations to the Adviser and Maxim.

         Securities held by the Portfolio may also be held by separate accounts or other mutual funds for which the Sub-adviser or its affiliates act as an adviser or Sub-adviser, or by the Sub-adviser or its affiliates. Because of different investment objectives or other factors, a particular security may be bought by the Sub-adviser or its affiliates or for one or more clients when one or more clients are selling the same security. If purchases or sales of securities for the Portfolio or other entities for which the Sub-adviser or its affiliates act as investment adviser or Sub-adviser or for their advisory clients arise for consideration at or about the same time, the Adviser and Maxim agree that the Sub-adviser may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Sub-adviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, the Adviser and Maxim recognize that there may be an adverse effect on price.

         It is agreed that, on occasions when the Sub-adviser deems the purchase or sale of a security to be in the best interests of the Portfolio as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be so sold or purchased for other accounts or companies in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Portfolio and to such other accounts or companies.



                                   ARTICLE VI
                         Effectiveness of the Agreement

         The Agreement shall not become effective (and the Sub-adviser shall not serve or act as investment adviser) unless and until it is approved by the Board of Directors of Maxim including a majority of Directors who are not parties to this Agreement or interested persons of any such party to this Agreement; and this Agreement shall come into full force and effect on the date on which all of these conditions are met.



                                   ARTICLE VII
                        Term of the Agreement; Amendment

         The Agreement shall remain in effect until two years from the date first above-written and shall continue so long as such continuance is annually approved thereafter (a) by the vote of a majority of the Board of Directors of Maxim, or by vote of a majority of the outstanding shares of the Portfolio, and
(b) by the vote of a majority of the members of the Board, who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In connection with such approvals, the Board shall request and evaluate, and the Sub-adviser shall furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement. This Agreement:

         (a) shall not be terminated by the Sub-adviser without sixty days prior written notice;

         (b) shall be subject to termination, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, on sixty days written notice to the Sub-adviser;

         (c) may be amended only by a written instrument signed by Maxim, the Adviser and the Sub-adviser; provided that no material amendment of this Agreement shall be effective without specific approval of such amendment by (i) the Board, including a majority of those Directors who are not parties to this Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the outstanding shares of the Portfolio; and

         (d) shall automatically terminate upon assignment of this Agreement by either party (as the term "termination" is defined in Section 2(a)(4) of the 1940 Act).

         In addition,

         (e) the Sub-adviser shall upon termination be entitled to receive fees up to the effective date of termination and shall prepare and submit an invoice calculated on a pro rata basis.

         (f) termination shall be without prejudice to the accrued rights of the parties and to the completion of transactions in the Portfolio already initiated at the effective time of the termination and the Sub-adviser may charge and the Adviser shall pay any additional expenses necessarily incurred in terminating this Agreement and any losses necessarily realized in settling or concluding outstanding obligations.

         (g) upon written instruction from the Adviser upon termination, the Sub-adviser may enter into binding transactions on behalf of Maxim to eliminate open forward foreign exchange transactions, such transactions having value dates beyond the effective date of termination.



                                  ARTICLE VIII
                                  Recordkeeping

         The Sub-adviser agrees that all accounts and records which it maintains for the Portfolio shall be the property of Maxim and that it will surrender promptly to the designated officers of Maxim any or all such accounts and records upon request. The Sub-adviser further agrees to preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all such records as are required to be maintained pursuant to said rules. The Sub-adviser also agrees that it will maintain all records and accounts regarding the investment activities of Maxim in a confidential manner. All such accounts or records shall be made available, within five (5) business days of the request, to Maxim's accountants or auditors during regular business hours at the Sub-adviser's offices upon reasonable prior written notice; provided, however, that the Sub-adviser shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with the rules and regulations of the Securities and Exchange Commission or other applicable provisions of state or United States federal law. In addition, the Sub-adviser will provide any materials, reasonably related to the investment sub-advisory services provided hereunder, as may be reasonably requested in writing by the Directors or officers of Maxim or as may be required by any governmental agency or self-regulatory organization having jurisdiction.



                                   ARTICLE IX
                          Liability of the Sub-adviser

         In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Sub-adviser or its officers, Directors, employees, controlling persons, shareholders, and any other person or entity affiliated with the Sub-adviser, neither the Sub-adviser nor any of its officers, Directors, employees, controlling persons, shareholders or any other person or entity affiliated with the Sub-adviser shall be subject to liability to Maxim or to any shareholder or the Adviser for any act or omission in the course of, or connected with, rendering services pursuant to this Agreement, including without limitation any error of judgment or mistake of law or for any loss suffered by Maxim or any shareholder in connection with the matters to which this Agreement relates. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which Maxim or any shareholder of Maxim may have under any federal securities laws. The Sub-adviser shall not be liable for the acts and omissions of any independent contractor used by it nor for those of any bank, trust company, broker or other person with whom or into whose hands any monies, shares of Maxim, or securities and investments may be deposited or come, pursuant to the provisions of this Agreement.



                                    ARTICLE X
                                 Indemnification

         Subject to Article IX, the Sub-adviser agrees and undertakes to hold the Adviser harmless and to indemnify and protect the Adviser from and against any and all lawsuits or other claims brought against the Adviser as a result of the activities of the Sub-adviser under this Agreement, including the activities of the Sub-adviser's officers and Directors, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the Sub-adviser or retained by it to perform or assist in the performance of its obligations under this Agreement; provided, however, that in no event is Sub-adviser's indemnity in favor of Adviser deemed to protect Adviser against any liability to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement or the GW Agreement.

         The Adviser agrees and undertakes to hold the Sub-adviser harmless and to indemnify and protect the Sub-adviser from and against any and all lawsuits or other claims brought against the Sub-adviser as a result of the activities of the Adviser under this Agreement and the GW Agreement, including the activities of the Adviser's officers, Directors, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the Adviser or retained by it to perform or assist in the performance of its obligations under this Agreement or the GW Agreement; provided, however, that in no event is Adviser's indemnity in favor of Sub-adviser deemed to protect Sub-adviser against any liability to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement.



                                   ARTICLE XI
                 Agreements, Representations and Indemnification
                         Related to Disclosure Documents

         A. The Sub-adviser will cooperate with Maxim and the Adviser in connection with the registration or qualification of units of the Portfolio for offer and sale under the securities or Blue Sky laws of such jurisdictions as Maxim may request and will cooperate with the preparation of the Disclosure Documents (as defined in Article XI.C. below). Maxim and the Adviser will provide the Sub-adviser with copies of all Disclosure Documents prior to distribution to investors or submission to governmental bodies or self-regulatory organizations and will incorporate its reasonable comments relating to the description of, or services to be provided by, the Sub-adviser or its affiliates, or relating to the description of the investment objectives and policies of the Portfolio.

         B. Maxim and the Adviser, jointly and severally, represent and warrant to the Sub-adviser that the Disclosure Documents will fully comply with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act, and other applicable laws, and the Disclosure Documents at all such times will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that this representation and warranty does not apply to statements or omissions in the Disclosure Documents made in reliance upon information furnished to Maxim or the Adviser in writing by the Sub-adviser which Maxim or the Adviser had informed the Sub-adviser was to be used, or which the Sub-adviser had acknowledged was to be used, in the particular Disclosure Document. Maxim and the Adviser will notify the Sub-adviser promptly of the happening of any event which in the judgment of Maxim or the Adviser makes any statement made in the Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect.

         The Sub-adviser represents and warrants to Maxim and the Adviser that the information furnished in writing by it which Maxim has informed it is to be used, or which the Sub-adviser has acknowledged is to be used, in a particular Disclosure Document, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as required by the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act and other applicable laws. The Sub-adviser will notify Maxim and the Adviser promptly of the happening of any event which in the judgment of the Sub-adviser makes any statement made in the Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that the Sub-adviser need only make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to Maxim or the Adviser by the Sub-adviser which Maxim had informed the Sub-adviser was to be used, or which the Sub-adviser had acknowledged was to be used, in the particular Disclosure Statement.

         C. Notwithstanding Article X to the contrary, Maxim and the Adviser, jointly and severally, agree to hold harmless the Sub-adviser, its directors, managers and officers (each such person a "Sub-adviser Indemnified Party"), and each person, if any, who controls the Sub-adviser within the meaning of either
Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in Maxim's Registration Statement or Prospectus, or any amendment or supplement thereto, or in any preliminary prospectus, any other communication with investors or any other submissions to governmental bodies or self-regulatory agencies filed or distributed on or subsequent to the date first above-written (such documents being herein referred to as "Disclosure Documents") or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or allegation thereof based upon information furnished in writing to Maxim or the Adviser by the Sub-adviser which Maxim had informed the Sub-adviser was to be used, or which the Sub-adviser had acknowledged was to be used, in the particular Disclosure Document.

         If any action or proceeding (including any governmental investigation) shall be brought or asserted against the Sub-adviser Indemnified Party in respect of which indemnity may be sought from Maxim and the Adviser, the Sub-adviser Indemnified Party shall promptly notify Maxim and the Adviser in writing, and Maxim and the Adviser shall assume the defense thereof, including the employment of counsel satisfactory to the Sub-adviser and the payment of all expenses. The Sub-adviser Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of the Sub-adviser Indemnified Party unless (a) Maxim or the Adviser has agreed to pay such fees and expenses or (b) Maxim or the Adviser shall have failed to assume the defense of such action or proceeding and to employ counsel satisfactory to the Sub-adviser in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impleaded parties) include both the Sub-adviser Indemnified Party and Maxim or the Sub-adviser Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to any of them which are different from or additional to those available to Maxim or the Adviser (in which case, if the Sub-adviser Indemnified Party notifies Maxim and the Adviser in writing that it elects to employ separate counsel at the expense of Maxim and the Adviser, Maxim and the Adviser shall not have the right to assume the defense of such action or proceeding on behalf of the Sub-adviser Indemnified Party), it being understood, however, that Maxim and the Adviser shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Sub-adviser Indemnified Party, which firm shall be designated in writing by the Sub-adviser. Neither Maxim nor the Adviser shall be liable for any settlement of any such action or proceeding effected without their written consent, but if settled with their written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, Maxim and the Adviser agree to indemnify and hold harmless the Sub-adviser Indemnified Party from and against any loss or liability by reason of such settlement or judgment. It is understood that neither Maxim nor the Adviser may settle on behalf of the Sub-adviser without the consent of the Sub-adviser.

         Notwithstanding Article X to the contrary, the Sub-adviser agrees to indemnify and hold harmless Maxim and the Adviser, their directors, managers and officers, and each person, if any, who controls Maxim or the Adviser within the meaning of either Section 15 of the Securities Act of 1933, as amended, or
Section 20 of the Securities Exchange Act of 1934, as amended, to the same extent as the foregoing indemnity from Maxim and the Adviser to the Sub-adviser, but only with respect to information furnished in writing by it which Maxim or the Adviser had informed the Sub-adviser was to be used, or which the Sub-adviser had acknowledged was to be used, in the particular Disclosure Document unless: (1) such information subsequently ceased to be true and accurate; (2) Maxim and/or the Adviser had actual knowledge that the information ceased to be true and accurate; and (3) neither Maxim nor the Adviser informed the Sub-adviser of the change. In case any action or proceeding shall be brought against Maxim or the Adviser, their directors, managers or officers, or any such controlling persons, in respect of which indemnity may be sought against the Sub-adviser, the Sub-adviser shall have the rights and duties given to Maxim and the Adviser, and Maxim or the Adviser, their Directors, directors or officers, or such controlling persons shall have the rights and duties given to the Sub-adviser, by the preceding paragraph.

         D. The agreements, representations and indemnification contained in this Article XI shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Sub-adviser Indemnified Party or by or on behalf of Maxim or the Adviser, its directors, managers and officers, or any person controlling Maxim or the Adviser or (b) any termination of this Agreement.



                                   ARTICLE XII
                                   Non-Compete

         The Adviser and Sub-adviser acknowledge that, in the course of providing services under this Agreement, Sub-adviser may obtain information about current or prospective customers (hereinafter a "Customer") of Maxim or any affiliate of the Adviser. In the event said Customer ultimately utilizes Maxim or any affiliate of the Adviser as an investment product provider for any defined contribution plan offered by Customer, Sub-adviser agrees:

         (a) not to utilize any confidential information regarding the Customer and/or its employees' participation in such defined contribution plan(s) which Sub-adviser receives as result of providing services under this Agreement in non-Maxim business of Sub-adviser or any of its affiliates;

         (b) not to attempt to contact the Customer without prior notification to the Adviser; and

         (c) not to attempt to sell any mutual funds affiliated with the Sub-adviser directly to Customer on a stand-alone basis while Maxim Portfolios are included either directly or indirectly in the Customer's defined contribution plan(s).

         For purposes of this Section, defined contribution plan shall mean 401(k), 457 and 403(b) plans. The following situations are not subject to the provisions of this Section:

         (a) Customer has a pre-existing relationship with the Sub-adviser; or

         (b) The Sub-adviser or any of its affiliates makes its funds available to another defined contribution plan product provider and that product provider bids on the Customer's case using publicly available information.



                                  Article XIII
                                  Governing Law

         This Agreement shall be construed in accordance with the laws of the State of Colorado and the applicable provisions of the 1940 Act and the rules and regulations of the Securities and Exchange Commission thereunder, including such exemptions therefrom as the Securities and Exchange Commission may grant. Words and phrases used herein shall be interpreted in accordance with that Act and those rules and regulations. As used with respect to the Portfolio, the term "majority of the outstanding shares" means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares. To the extent that the applicable laws of the State of Colorado conflict with applicable provisions of the 1940 Act as amended, or the rules and regulations thereunder, such Act, rules and regulations shall control.



                                   ARTICLE XIV
                                  Severability

         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.



                                   ARTICLE XV
                                  Counterparts

         This Agreement may be executed in any number of counterparts, and by separate parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.



                                   ARTICLE XVI
                                Sales Literature

         The Adviser will not use the Sub-adviser's name in Portfolio sales literature without prior review and approval by the Sub-adviser, which will not be unreasonably withheld or delayed.



                                  ARTICLE XVII
                       Confidentiality and Data Protection

         (a) Each party will, during and after termination of this Agreement, keep confidential all information acquired in consequence of this Agreement relating to the business of the other parties except in relation to any such information which they may be obliged or required to disclose by compulsion or law or as required by any regulatory authority. For the avoidance of doubt, the Sub-adviser may, however, disclose that the Adviser is a client of the Sub-adviser. The Sub-adviser may state in its marketing materials that Maxim is one of its investment management clients and may state the benchmark against which the Portfolio's performance is measured. The Sub-adviser may also include the Portfolio's investment performance in its performance composites for purposes of calculating and marketing its investment performance.



         (b) The Sub-adviser may use personnel-related information concerning officers and employees of the Adviser and of Maxim (each "an Individual") acquired in consequence of this Agreement for internal business and client servicing purposes. The Sub-adviser may share this information with other group companies and its agents insofar as this is reasonably required in order to provide the services covered by this Agreement. An Individual has the right to request a copy of the information held by the Sub-adviser in its records in return for payment of a fee. An Individual also has the right to require the Sub-adviser to correct any inaccuracies in the information.

         (c) The Sub-adviser shall not be required to disclose or use for the benefit of the Adviser any confidential information relating to or acquired while providing discretionary management, advisory or other services to another client or to disclose or use any other information not known to the manager of the Portfolio even though it is known to an employee, director or agent of the Sub-adviser who does not provide services in relation to the Portfolio.

         (d) The Adviser and Maxim acknowledge that the Sub-adviser's investment strategies and techniques are confidential and proprietary and that neither of them will obtain any rights to the strategies and techniques by way of their relationship with the Sub-adviser.



                                  ARTICLE XVIII
                                   Complaints

         The Adviser shall in the first instance refer any complaint to the Sub-adviser for the attention of its Compliance Officer.



                                   ARTICLE XIX
                                     Notices

         Any notice under this Agreement shall be in writing and shall be deemed given (a) upon person delivery, (b) on the relevant earliest business day after receipted delivery to a courier service that guarantees a minimum delivery period, under circumstances in which such guarantee is applicable or (c) on the earlier of delivery or three business days after mailing by United States certified mail if available, postage and fees prepaid, to the appropriate party at the address set forth below, or to such other address as the party so notifies the others in writing.



         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officials duly authorized, as of the day and year first above written.


                                    GW CAPITAL MANAGEMENT, LLC



Witness  ________________________   By:____________________________

Name:    _________________________  Name: ____________________________
                                    Title: _____________________________
                                    Address: 8515 East Orchard Road
                                             Greenwood Village, CO  80111
                                             Attn:  Secretary

                                     STANDISH MELLON ASSET
                                     MANAGEMENT COMPANY LLC



Witness:________________________    By:___________________________

Name: __________________________    Name:  ___________________________
                                    Title:  ____________________________
                                    Address: Mellon Financial Center
                                             One Boston Place
                                             Room 024-0344
                                             Boston, Massachusetts 02108-4408

                                    MAXIM SERIES FUND, INC.



Witness:  ________________________  By:____________________________

Name:  __________________________   Name:  ____________________________
                                    Title:  _____________________________
                                    Address: 8515 East Orchard Road
                                    Greenwood Village, CO  80111
                                    Attn:  Secretary

SCHEDULE A



Fee Scale for Maxim Global Bond Portfolio

                           Annual Fee                Assets
                           .55%                      First $25 million
                           .45%                      Next $50 million
                           .35%                      Next $175 million
                           .25%                      Assets over $250 million

Payment to the Sub-adviser will be made monthly by the Adviser based on the average daily net assets of the Portfolio during each month, calculated as set forth in the then current Registration Statement of Maxim. If this Agreement is terminated, the payment shall be prorated to the effective date of termination.